As filed with the Securities and Exchange Commission on May 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CELSIUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-2745790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2381 NW Executive Center Drive Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Celsius Holdings, Inc. 2025 Employee Stock Purchase Plan

(Full title of the plan)

John Fieldly

Chief Executive Officer

Celsius Holdings, Inc.

2424 N. Federal Highway, Suite 208

Boca Raton, Florida 33431

(Name and address of agent for service)

(561) 276-2239

(Telephone number, including area code, of agent for service)

Copy to:

Drew M. Altman, Esq.

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, Florida 33131

(305) 579-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Explanatory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Celsius Holdings, Inc. 2025 Employee Stock Purchase Plan as specified by Rule 428(b) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Celsius Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”), other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 3, 2025, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the Commission on May 6, 2025;

(c)

The Registrant’s Definitive Proxy Statement on Schedule 14A filed in connection with the Registrant’s Annual Meeting of Stockholders held on May 28, 2025, filed with the Commission on April  14, 2025 (solely to the extent incorporated by reference into Part III of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024);

(d)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 20, 2025, March 3, 2025, April 1, 2025 and May 29, 2025; and

(e)

the description of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Commission on February 29, 2024, including any amendment or report filed with the Commission for the purpose of updating such description.

Additionally, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of the Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of incorporation eliminate the liability of the Registrant’s officers and directors to the fullest extent permitted by Nevada law. Nevada law provides that the Registrant’s directors and officers will not be individually liable to the Registrant, its stockholders or its creditors for any damages for any act or failure to act in the capacity of a director or officer other than in circumstances where both (i) the presumption that the director or officer acted in good faith, on an informed basis and with a view to the interests of the corporation has been rebutted, and (ii) the act or failure to act of the director or officer is proven to have been a breach of his or her fiduciary duties as a director or officer and such breach is proven to have involved intentional misconduct, fraud or a knowing violation of law.

The Registrant’s articles of incorporation also provides for indemnification for our directors and officers to the fullest extent permitted by Nevada law. The effect of these provisions is to restrict the Registrant’s rights and the rights of its stockholders in derivative suits to recover any damages against a director for breach of fiduciary duties as a director or officer, because a director or officer will not be individually liable for acts or omissions, except where the act or failure to act constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law, and the presumption that the director or officer acted in good faith, on an informed basis, and with a view to the interests of the corporation, has been rebutted.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant is also expressly authorized to carry directors’ and officers’ insurance to protect its directors, officers, employees and agents against certain liabilities.

The limitation of liability and indemnification provisions under Nevada law and in the Registrant’s articles of incorporation and second amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions do not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s fiduciary duties. Moreover, the provisions do not alter the liability of directors and officers under the federal securities laws.

The Registrant has entered into separate indemnification agreements with each of its directors and officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its articles of incorporation and second amended and restated bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit Number	Description

4.1	Composite Articles of Incorporation of Celsius Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, filed on February 29, 2024).

4.2	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 29, 2025).

4.3	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 6, 2024).

4.4	Celsius Holdings, Inc. 2025 Employee Stock Purchase Plan (incorporated by reference to Annex D to the Registrant’s Definitive Proxy Statement on Schedule 14A filed in connection with the Registrant’s Annual Meeting of Stockholders held on May 28, 2025, filed on April 14, 2025)

5.1*	Opinion of Greenberg Traurig, LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on May 29, 2025.

CELSIUS HOLDINGS, INC.

By:	/s/ John Fieldly
Name: John Fieldly
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Fieldly and Jarrod Langhans, and each of them, such person’s true and lawful attorneys-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and all other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ John Fieldly	Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2025
John Fieldly

/s/ Jarrod Langhans	Chief Financial Officer	May 29, 2025
Jarrod Langhans	(Principal Financial and Accounting Officer)

/s/ Nicholas Castaldo	Director	May 29, 2025
Nicholas Castaldo

/s/ Damon DeSantis	Director	May 29, 2025
Damon DeSantis

/s/ Israel Kontorovsky	Director	May 29, 2025
Israel Kontorovsky

/s/ Hal Kravitz	Director	May 29, 2025
Hal Kravitz

/s/ Caroline Levy	Director	May 29, 2025
Caroline Levy

/s/ Hans Melotte	Director	May 29, 2025
Hans Melotte

/s/ Cheryl S. Miller	Director	May 29, 2025
Cheryl S. Miller

/s/ Joyce Russell	Director	May 29, 2025
Joyce Russell